Exhibit 99.1

TETRA TECHNOLOGIES, INC. ANNOUNCES FIRST QUARTER 2022
FINANCIAL RESULTS WITH EPS OF $0.06, NET INCOME OF $7.7 MILLION
AND ADJUSTED EBITDA OF $20.5 MILLION

    THE WOODLANDS, Texas, May 2, 2022 / PR Newswire / - TETRA Technologies, Inc. (“TETRA” or the “Company”) (NYSE:TTI) today announced first quarter 2022 results.

First quarter 2022 revenue of $130 million was up 68% year on year and up 15% sequentially from the fourth quarter of 2021. Net income before discontinued operations was $7.7 million, including the benefit of $1.1 million of mark-to-market gains from TETRA’s equity ownership in CSI Compressco LP and including $564,000 of non-recurring credits, net of charges. This compares to a net loss before discontinued operations of $703,000 in the fourth quarter, including $891,000 of non-recurring charges and expenses. Net income per share from continuing operations was $0.06 in the first quarter compared to a net loss per share from continuing operations in the fourth quarter of $0.01.

Adjusted EBITDA was $20.5 million, inclusive of the mark-to-market gains of $1.1 million and excluding non-recurring credits, net of charges of $564,000. First quarter adjusted EBITDA increased $7.4 million, or 57%, over the fourth quarter of 2021 reflecting stronger onshore and offshore activity and the benefit of higher pricing.

    Cash flow from operating activities was $5.9 million in the first quarter of 2022. Adjusted free cash flow from continuing operations was a use of $2.9 million reflecting the strong ramp up of activity in March. Account receivables increased $12.3 million during the quarter reflecting the stronger activity at the end of the quarter.

Brady Murphy, TETRA President and Chief Executive Officer, stated, “We delivered a very strong first quarter which was the highest first quarter adjusted EBITDA in the past five years, excluding TETRA CS Neptune® fluids projects. Our strategy to exit the COVID driven severe industry downturn by emerging stronger than before the pandemic is well ahead of schedule for both of our segments. We are also continuing to make excellent progress with our low carbon energy businesses.

Revenue of $130 million, net income of $7.7 million and adjusted EBITDA of $20.5 million are very comparable to the pre-pandemic first quarter, 2020 period with $133 million of revenue, net loss of $1.6 million and $21.8 million in adjusted EBITDA, but with 14% fewer operating U.S. frac crews, 19% lower U.S. rig count and 23% fewer international rigs. We believe that we are still in the early stages of a multi-year industry growth cycle, yet our business segment results reached levels not seen for several years. Our Eastern Hemisphere region achieved the highest adjusted EBITDA since the second quarter of 2015. Our Water and Flowback adjusted EBITDA margins of 14.5% is the highest since the third quarter of 2019 with the March results being above our full year target of 15.0%. Although our Permian Basin business led the way with first quarter revenue being more than three times the low point of the third quarter of 2020, we are also seeing improved results and good contribution from each of our other regions. Despite allocating a good amount of our 2022 capital investments to our TETRA SandstormTM technology, we continue to be sold out with pricing in several regions now approaching pre-pandemic levels. Our focus on produced water treatment and recycling continues to generate good results with four new recycling awards in the first quarter, including our first recycling project for a midstream company. We also were awarded another early production facility in Argentina that is expected to be operational in the first quarter of 2023 on the back of the other two awards we received last year that will come online in the second half of this year.

    Our low carbon energy businesses are tracking to plan as we completed the drilling of our Arkansas exploration well and obtained brine fluid samples from multiple Smackover formation zones. We expect to have the bromine and lithium fluid analysis results completed within the coming weeks. We expect that this will allow us to complete an inferred resources study for both the bromine and lithium in our approximate 40,000 gross acre brine leases in Arkansas. We are in the process of bidding to award the work for a preliminary economic assessment (“PEA”) to determine the economics of developing the 3,600 net acres for which we hold exclusive brine rights to meet our demand for bromine-based fluids for a growing oil and gas market as well as a rapidly expanding energy storage market. In addition to the bromine, we plan to extract lithium from the same brine feed - which we expect will greatly benefit the financial returns for the project. We continue to ship our high purity zinc bromine solution, TETRA PureFlow® to Eos Energy Enterprises, Inc. (“Eos”) under our recently announced strategic partnership. The size of the shipments are expected to increase as Eos expands its production capacity to meet its growing backlog and significant amount of identified opportunities.

Overall I’m very pleased with what our employees were able to deliver in the first quarter and the future we are creating for our company.”

This press release includes the following financial measures that are not presented in accordance with generally accepted accounting principles in the United States (“GAAP”): Adjusted income (loss) per share from continuing operations, Adjusted EBITDA, and Adjusted EBITDA Margin (Adjusted EBITDA as a percent of revenue) on consolidated and segment basis, Adjusted income/(loss) from continuing operations, adjusted free cash flow from continuing operations, and net debt. Please see Schedules E through H for reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures.

First Quarter Results and Highlights

A summary of key financial metrics for the first quarter are as follows:

First Quarter 2022 Results
	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
	(in thousands, except per share amounts)
Revenue	$130,037	$113,148	$77,324
Income (loss) before discontinued operations	7,734	(703)	(11,943)
Adjusted EBITDA before discontinued operations	20,477	13,074	8,981
GAAP EPS from continuing operations	0.06	(0.01)	(0.10)
Adjusted income (loss) per share from continuing operations	0.06	—	(0.04)
GAAP net cash provided by (used in) operating activities	5,934	(5,767)	5,819
Adjusted free cash flow from continuing operations	$(2,903)	$7,425	$5,369

Completion Fluids & Products first quarter 2022 revenue of $73.2 million increased 22% from the fourth quarter of 2021 due to stronger activity in the Gulf of Mexico and international markets, and an increase in industrial chemicals product sales. Completion Fluids & Products income before taxes was $19.3 million in the first quarter (26.4% of revenue) compared to $14.9 million (24.9% of revenue) in the fourth quarter of 2021. Adjusted EBITDA of $19.1 million increased $2.3 million sequentially. Completion Fluids & Products adjusted EBITDA margins were 26.1% in the first quarter compared to 28.1% in the fourth quarter of 2021 which included a $4.6 million gain from the gain of the sale of TETRA’s equity ownership in Standard Lithium. Excluding the realized and unrealized mark-to-market gains, adjusted EBITDA margins improved sequentially by 580 basis points. First quarter adjusted EBITDA, excluding TETRA CS Neptune® fluids sales and mark-to-market gains, was the highest since the first quarter of 2020. Our North American industrial chemicals business had an outstanding first quarter achieving the highest adjusted EBITDA since the first quarter of 2017. Our Northern European industrial calcium chloride business was negatively impacted from inflationary pressures for certain raw materials due to the global shipping constraints and geopolitical events.

Water & Flowback Services revenue was $56.8 million in the first quarter of 2022, an increase of 7% from the fourth quarter of 2021, and income before taxes was $2.7 million. Adjusted EBITDA of $8.2 million (14.5% of revenue) increased 19% sequentially and over nine times from the first quarter of 2021 due to higher overall customer activity in the North America onshore business combined with some pricing improvements. Adjusted EBITDA margins improved from 12.9% in the fourth quarter of 2021 to 14.5% in the first quarter of 2022 - a sequential improvement of 160 basis points. We exited the quarter with adjusted EBITDA margins over 15% as pricing for our Unites States onshore land business has improved as activity continues to recover.

Free Cash Flow and Balance Sheet

    Cash from operating activities was $5.9 million in the first quarter while adjusted free cash flow from continuing operations was a use of $2.9 million due to the ramp up of accounts receivables reflecting the higher quarter-end activity levels. Liquidity at the end of the first quarter was $95 million, an improvement of $28 million from the fourth quarter of 2021 driven by a higher borrowing base. Liquidity is defined as unrestricted cash plus availability under our revolving credit facilities. At the end of the first quarter unrestricted cash was $33 million and availability under our credit agreements was $62 million. Debt was $154 million, while net debt was $121 million. TETRA’s net leverage ratio continued to improve and was at 2.1X at the end of the first quarter of 2022 – the best since the second quarter of 2018 – and reflects the recent term loan payments and improving adjusted EBITDA.

Non-recurring Charges and Expenses Items

Non-recurring credits and expenses are reflected on Schedule E and include a $3.8 million insurance settlement received during the first quarter, $1.9 million of costs associated with the exploratory brine well and $1.3 million of cumulative adjustments to long-term incentives and appreciation right expenses.

Conference Call

TETRA will host a conference call to discuss these results tomorrow, May 3, at 10:30 a.m. Eastern Time. The phone number for the call is 1-888-347-5303. The conference call will also be available by live audio webcast and may be accessed through the Company's investor relations website at http://ir.tetratec.com/events-and-webcasts. A replay of the conference call will be available at 1-877-344-7529 conference number 4381016, for one week following the conference call and the archived webcast will be available through the Company's website for thirty days following the conference call.

Investor Contact
For further information: Elijio Serrano, CFO, TETRA Technologies, Inc., The Woodlands, Texas, Phone: (281) 367-1983, www.tetratec.com

Financial Statements, Schedules and Non-GAAP Reconciliation Schedules (Unaudited)
Schedule A: Consolidated Income Statement
Schedule B: Condensed Consolidated Balance Sheet
Schedule C: Consolidated Statements of Cash Flows
Schedule D: Statement Regarding Use of Non-GAAP Financial Measures
Schedule E: Non-GAAP Reconciliation of Adjusted Income (Loss) From Continuing Operations
Schedule F: Non-GAAP Reconciliation of Adjusted EBITDA
Schedule G: Non-GAAP Reconciliation of Net Debt
Schedule H: Non-GAAP Reconciliation to Adjusted Free Cash Flow From Continuing Operations
Schedule I: Non-GAAP Reconciliation to Net Leverage Ratio

Company Overview

TETRA Technologies, Inc. is an industrial and oil & gas products and services company operating on six continents focused on bromine-based completion fluids, calcium chloride, water management solutions, frac flowback and production well testing services. Calcium chloride is used in the oil and gas, industrial, agricultural, road, food and beverage markets. TETRA is evolving its business model by expanding into the low carbon energy markets with its chemistry expertise, key mineral acreage and global infrastructure. Recently announced initiatives include commercialization of TETRA PureFlow® an ultra-pure zinc bromide for stationary batteries and energy storage; advancing an innovative carbon capture utilization and storage technology with CarbonFree to capture CO2 and mineralize emissions to make commercial, carbon-negative chemicals; and development of TETRA’s lithium and bromine mineral acreage to meet the growing demand for oil and gas products and energy storage. Visit the Company's website at www.tetratec.com.

Cautionary Statement Regarding Forward Looking Statements

This news release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “see,” “expectation,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements that the Company intends to be included within the safe harbor protections provided by the federal securities laws. These forward-looking statements include statements concerning economic and operating conditions that are outside of our control, including statements concerning recovery of the oil and gas industry; customer delays for international completion fluids related to global shipping and logistics issues; potential revenue associated with prospective energy storage projects or our pending carbon capture partnership; exploration targets of lithium and bromine, the potential extraction of lithium and bromine from the leased acreage, the economic viability thereof, and the timing and costs of such activities; the ability to obtain an inferred resource report and preliminary economic assessment regarding our lithium and bromine acreage; statements regarding debt reduction, projections concerning the Company's business activities, financial guidance, estimated earnings, earnings per share, and statements regarding the Company's beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. The potential quantity and grade of the exploration targets included in this news release are conceptual in nature, there has been insufficient exploration to estimate a mineral resource, and it is uncertain if further exploration will result in the estimation of a mineral resource. The exploration targets expressed should not be misrepresented or misconstrued as an estimate of a mineral resource or mineral reserve. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Risk Factors” contained in the Company's Annual Reports on Form 10-K, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

Schedule A: Consolidated Income Statement (Unaudited)

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
	(in thousands, except per share amounts)
Revenues	$130,037	$113,148	$77,324

Cost of sales, services, and rentals	93,688	85,821	60,614
Depreciation, amortization, and accretion	7,679	8,007	8,951
Impairments and other charges	—	132	—
Insurance recoveries	(3,750)	—	(110)
Total cost of revenues	97,617	93,960	69,455
Gross profit	32,420	19,188	7,869

Exploration and appraisal costs	1,930	—	—
General and administrative expense	20,643	18,972	20,012
Interest expense, net	3,324	4,004	4,404
Other income, net	(2,411)	(3,030)	(4,772)
Income (loss) before taxes and discontinued operations	8,934	(758)	(11,775)
Provision for income taxes	1,200	(55)	168
Income (loss) before discontinued operations	7,734	(703)	(11,943)
(Loss) income from discontinued operations, net of taxes	(15)	(475)	120,990
Net income (loss)	7,719	(1,178)	109,047
Less: (income) loss attributable to noncontrolling interest(1)	1	37	(333)
Net income (loss) attributable to TETRA stockholders	$7,720	$(1,141)	$108,714

Basic per share information:
Income (loss) from continuing operations	$0.06	$(0.01)	$(0.10)
Income from discontinued operations	$0.00	$0.00	$0.96
Net income attributable to TETRA stockholders	$0.06	$(0.01)	$0.86
Weighted average shares outstanding	127,259	126,938	126,149

Diluted per share information:
Income (loss) from continuing operations	$0.06	$(0.01)	$(0.10)
Income from discontinued operations	$0.00	$0.00	$0.96
Net income attributable to TETRA stockholders	$0.06	$(0.01)	$0.86
Weighted average shares outstanding	129,211	126,938	126,149
(1)     (Income) loss attributable to noncontrolling interest includes zero for the three-month periods ended March 31, 2022 and December 31, 2021 and ($333) income for the three-month period ended March 31, 2021 related to discontinued operations.

Schedule B: Condensed Consolidated Balance Sheet (Unaudited)

	March 31, 2022	December 31, 2021
	(in thousands)
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$32,851	$31,551
Trade accounts receivable	103,461	91,202
Inventories	64,649	69,098
Prepaid expenses and other current assets	16,286	18,539
Total current assets	217,247	210,390
Property, plant, and equipment, net	89,391	88,976
Other intangible assets, net	35,846	36,958
Operating lease right-of-use assets	37,313	36,973
Investments	12,333	11,233
Other assets	14,638	13,736
Total long-term assets	189,521	187,876
Total assets	$406,768	$398,266

LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable	$39,826	$37,943
Current portion of long-term debt	1,533	—
Compensation and employee benefits	18,421	20,811
Operating lease liabilities, current portion	8,502	8,108
Accrued taxes	6,252	7,085
Accrued liabilities and other	21,125	21,810
Liabilities of discontinued operations	1,379	1,385
Total current liabilities	97,038	97,142
Long-term debt, net	152,531	151,936
Operating lease liabilities	31,266	31,429
Asset retirement obligations	13,120	12,984
Deferred income taxes	1,635	1,669
Other liabilities	4,276	4,543
Total long-term liabilities	202,828	202,561
Commitments and contingencies
TETRA stockholders’ equity	108,054	99,704
Noncontrolling interests	(1,152)	(1,141)
Total equity	106,902	98,563
Total liabilities and equity	$406,768	$398,266

Schedule C: Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
	(in thousands)
Operating activities:
Net income (loss)	$7,719	$(1,178)	$109,047
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization, and accretion	7,679	8,008	8,981
Gain on GP Sale	—	437	(120,574)
Impairment and other charges	—	132	—
Gain on investments	(1,100)	(1,449)	(3,992)
Equity-based compensation expense	1,104	1,053	2,478
Provision for (recovery of) doubtful accounts	61	(783)	155
Amortization and expense of financing costs	780	771	728
Insurance recoveries associated with damaged equipment	(3,750)	—	(110)
Gain on sale of assets	(218)	(3)	(255)
Other non-cash charges	(101)	(193)	385
Changes in operating assets and liabilities:
Accounts receivable	(13,185)	(12,549)	1,501
Inventories	4,579	2,938	498
Prepaid expenses and other current assets	2,510	(3,606)	(1,060)
Trade accounts payable and accrued expenses	9	1,775	8,521
Other	(153)	(1,120)	(478)
Net cash provided by operating activities	5,934	(5,767)	5,825
Investing activities:
Purchases of property, plant, and equipment, net	(9,305)	(5,913)	(6,761)
Purchase of CarbonFree convertible note	—	(5,000)	—
Proceeds from sale of investments	—	17,627	—
Proceeds from sale of CSI Compressco, net of cash divested	—	—	18
Proceeds from sale of property, plant, and equipment	416	671	561
Insurance recoveries associated with damaged equipment	3,750	—	110
Other investing activities	(453)	(396)	1,771
Net cash (used in) provided by investing activities	(5,592)	6,989	(4,301)
Financing activities:
Proceeds from long-term debt	1,533	1,614	160
Principal payments on long-term debt	(811)	(13,000)	(29,500)
Repurchase of common stock	—	(12)	(449)
Financing costs and other financing activities	—	—	(98)
Net cash provided by (used in) financing activities	722	(11,398)	(29,887)
Effect of exchange rate changes on cash	236	(136)	(1,303)
Increase (decrease) in cash and cash equivalents	1,300	(10,312)	(29,666)
Cash and cash equivalents and restricted cash at beginning of period	31,551	41,863	83,894
Cash and cash equivalents at beginning of period associated with discontinued operations	—	—	16,577
Cash and cash equivalents and restricted cash at beginning of period associated with continuing operations	31,551	41,863	67,317
Cash and cash equivalents and restricted cash at end of period associated with continuing operations	$32,851	$31,551	$54,228

Schedule D: Statement Regarding Use of Non-GAAP Financial Measures

    In addition to financial results determined in accordance with U.S. GAAP, this press release may include the following non-GAAP financial measures for the Company: adjusted income (loss) per share from continuing operations; consolidated and segment adjusted EBITDA; segment adjusted EBITDA as a percent of revenue (“Adjusted EBITDA margin”); adjusted income (loss) from continuing operations, adjusted free cash flow from continuing operations; net debt, and net leverage ratio. The following schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable U.S. GAAP measures. The non-GAAP financial measures should be considered in addition to, not as a substitute for, financial measures prepared in accordance with U.S. GAAP, as more fully discussed in the Company’s financial statements and filings with the Securities and Exchange Commission.

    Management believes that the exclusion of the special charges from the historical results of operations enables management to evaluate more effectively the Company’s operations over the prior periods and to identify operating trends that could be obscured by the excluded items.

    Adjusted income (loss) from continuing operations is defined as the Company’s income (loss) before noncontrolling interests and discontinued operations, excluding certain special or other charges (or credits), and including noncontrolling interest attributable to continued operations. Adjusted income (loss) from continuing operations is used by management as a supplemental financial measure to assess financial performance, without regard to charges or credits that are considered by management to be outside of its normal operations.

    Adjusted earnings (loss) per share from continuing operations is defined as the Company’s diluted earnings (loss) per share excluding certain special or other charges (or credits), discontinued operations and noncontrolling interest attributable to discontinued operations. Adjusted diluted earnings (loss) per share is used by management as a supplemental financial measure to assess financial performance, without regard to charges or credits that are considered by management to be outside of its normal operations.

    Adjusted EBITDA (and adjusted EBITDA as a percent of revenue) is defined as earnings before interest, taxes, depreciation, amortization, impairments and certain non-cash charges, non-recurring adjustments and discontinued operations. Adjusted EBITDA (and adjusted EBITDA margin) is used by management as a supplemental financial measure to assess the financial performance of the Company’s assets, without regard to financing methods, capital structure or historical cost basis and to assess the Company’s ability to incur and service debt and fund capital expenditures.

    Adjusted free cash flow from continuing operations is defined as cash from operations less discontinued operations EBITDA and discontinued operations capital expenditures, less capital expenditures net of sales proceeds and cost of equipment sold and including cash distributions to TETRA from CSI Compressco and cash from other investments. Management uses this supplemental financial measure to:

•assess the Company’s ability to retire debt;
•evaluate the capacity of the Company to further invest and grow; and
•to measure the performance of the Company as compared to its peer group.

    Adjusted free cash flow from continuing operations do not necessarily imply residual cash flow available for discretionary expenditures, as they exclude cash requirements for debt service or other non-discretionary expenditures that are not deducted.

    Net debt is defined as the sum of the carrying value of long-term and short-term debt on its consolidated balance sheet, less cash, excluding restricted cash on the balance sheet. Management views net debt as a measure of TETRA’s ability to reduce debt, add to cash balances, pay dividends, repurchase stock, and fund investing and financing activities.

Net leverage ratio is defined as debt excluding financing fees & discount on term loan and including letters of credit & guarantees, less cash divided by trailing twelve months adjusted EBITDA for credit facilities. Adjusted EBITDA for credit facilities consists of adjusted EBITDA described above, plus equity compensation expense, less non-cash (gain) loss on sale of investments, (gain) loss on sales of assets and excluding certain special or other charges (or credits). Management primarily uses this metric to assess TETRA’s ability to borrow, reduce debt, add to cash balances, pay distributions, and fund investing and financing activities.

Schedule E: Non-GAAP Reconciliation of Adjusted Income (Loss) From Continuing Operations (Unaudited)

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
	(in thousands, except per share amounts)

Income (loss) before taxes and discontinued operations	$8,934	$(758)	$(11,775)
Provision (benefit) for income taxes	1,200	(55)	168
Noncontrolling interest attributed to continuing operations	1	37	—
Income (loss) from continuing operations	7,733	(740)	(11,943)
Insurance settlement	(3,750)	—	—
Exploration and appraisal costs	1,930	—	—
Adjustment to long-term incentives	784	495	2,897
Transaction and other expenses	—	62	2,550
Impairments and other charges	—	132	—
Former CEO stock appreciation right expense	472	107	509
Restructuring charges	—	381	340
Stock warrant fair value adjustment	—	(56)	323
Bad debt	—	(230)	—
Adjusted income (loss) from continuing operations	$7,169	$151	$(5,324)

Diluted per share information
Income (loss) from continuing operations	$0.06	$(0.01)	$(0.10)
Adjusted income (loss) from continuing operations	$0.06	$0.00	$(0.04)
Diluted weighted average shares outstanding	129,211	126,938	126,149

Schedule F: Non-GAAP Reconciliation of Adjusted EBITDA (Unaudited)

	Three Months Ended March 31, 2022
	Completion Fluids & Products	Water & Flowback Services	Corporate SG&A	Other and Eliminations	Total
	(in thousands, except percents)
Revenues	$73,194	$56,843	$—	$—	$130,037
Net income (loss) before taxes and discontinued operations	19,292	2,682	(10,346)	(2,694)	8,934
Insurance settlement	(3,750)	—	—	—	(3,750)
Exploration and appraisal costs	1,930	—	—	—	1,930
Adjustment to long-term incentives	—	—	784	—	784
Former CEO stock appreciation right expense	—	—	472	—	472
Adjusted income (loss) before taxes and discontinued operations	$17,472	$2,682	$(9,090)	$(2,694)	$8,370

Adjusted interest (income) expense, net	(323)	—	—	3,647	3,324
Adjusted depreciation and amortization	1,948	5,543	—	188	7,679
Equity compensation expense	—	—	1,104	—	1,104
Adjusted EBITDA	$19,097	$8,225	$(7,986)	$1,141	$20,477

Adjusted EBITDA as a % of revenue	26.1%	14.5%			15.7%

	Three Months Ended December 31,
	Completion Fluids & Products	Water & Flowback Services	Corporate SG&A	Other and Eliminations	Total
	(in thousands, except percents)
Revenues	$59,828	$53,320	$—	$—	$113,148
Net income (loss) before taxes and discontinued operations	14,868	1,148	(9,017)	(7,757)	(758)
Adjustment to long-term incentives	—	—	495	—	495
Transaction and other expenses	(39)	39	62	—	62
Former CEO stock appreciation right expense	—	—	107	—	107
Restructuring expenses	324	57	—	—	381
Stock warrant fair value adjustment	—	—	—	(56)	(56)
Impairments and other charges	—	—	—	132	132
Allowance for bad debt	—	(230)	—	—	(230)
Adjusted income (loss) before taxes and discontinued operations	$15,153	$1,014	$(8,353)	$(7,681)	$133
Adjusted interest (income) expense, net	(131)	4	—	4,130	4,003
Adjusted depreciation and amortization	1,767	5,868	—	251	7,886
Equity compensation expense	—	—	1,052	—	1,052
Adjusted EBITDA	$16,789	$6,886	$(7,301)	$(3,300)	$13,074

Adjusted EBITDA as a % of revenue	28.1%	12.9%			11.6%

	Three Months Ended March 31, 2021
	Completion Fluids & Products	Water & Flowback Services	Corporate SG&A	Other and Eliminations	Total
	(in thousands, except percents)
Revenues	$46,522	$30,802	$—	$—	$77,324
Net income (loss) before taxes and discontinued operations	9,010	(5,480)	(13,020)	(2,285)	(11,775)
Adjustment to long-term incentives	281	—	2,616	—	2,897
Transaction and other expenses	—	—	2,550	—	2,550
Former CEO stock appreciation right expense	—	—	509	—	509
Restructuring and severance expenses	181	—	160	—	341
Stock warrant fair value adjustment	—	—	—	323	323
Adjusted income (loss) before taxes and discontinued operations	9,472	(5,480)	(7,185)	(1,962)	(5,155)
Adjusted interest (income) expense, net	(138)	(522)	—	5,064	4,404
Adjusted depreciation and amortization	1,705	6,899	—	166	8,770
Equity compensation expense	—	—	962	—	962
Adjusted EBITDA	$11,039	$897	$(6,223)	$3,268	$8,981

Adjusted EBITDA as a % of revenue	23.7%	2.9%			11.6%
Schedule G: Non-GAAP Reconciliation of Net Debt (Unaudited)

The following reconciliation of net debt is presented as a supplement to financial results prepared in accordance with GAAP.

	March 31, 2022	December 31, 2021
	(in thousands)
Non-restricted cash	$32,851	$31,551

Swedish Credit Facility	1,533	—
Asset-Based Credit Agreement	—	67
Term Credit Agreement	$152,531	$151,869
Net debt	$121,213	$120,385

Schedule H: Non-GAAP Reconciliation to Adjusted Free Cash Flow From Continuing Operations (Unaudited)

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
	(in thousands)
Cash from operating activities	$5,934	$(5,767)	$5,819
Discontinued operations operating activities (adjusted EBITDA)	—	—	(416)
Cash from continued operating activities	5,934	(5,767)	6,235
Less: Continuing operations capital expenditures, net of proceeds from asset sales	(8,889)	(4,487)	(3,220)
Proceeds from sales of investments	—	17,627	—
Distributions from CSI Compressco LP (1)	52	52	—
Cash (distributed to partners) received from other investments	—	—	2,354
Adjusted Free Cash Flow From Continuing Operations	$(2,903)	$7,425	$5,369
(1) Following the GP Sale on January 29, 2021, TETRA retained a 3.7% limited partner interest in CCLP.

Schedule I: Non-GAAP Reconciliation to Net Leverage Ratio (Unaudited)

	Three Months Ended				Twelve Months Ended March 31, 2022
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
	(in thousands)
Net income (loss) before taxes and discontinued operations	$8,934	$(758)	$3,082	$(5,270)	$5,988
Insurance settlement	(3,750)	—	—	—	(3,750)
Exploration and appraisal costs	1,930	—	—	—	1,930
Adjustment to long-term incentives	784	495	656	627	2,562
Transaction and other expenses	—	62	1,350	(345)	1,067
Impairments and other charges	—	132	—	—	132
Former CEO stock appreciation right expense	472	107	(466)	714	827
Restructuring expenses	—	381	295	1,033	1,709
Stock warrant fair value adjustment	—	(56)	(3,164)	2,698	(522)
Provision for (recovery of) doubtful accounts	—	(230)	—	—	(230)
Adjusted income (loss) before taxes and discontinued operations	$8,370	$133	$1,753	$(543)	$9,713

Adjusted interest (income) expense, net	3,324	4,003	4,083	3,885	15,295
Adjusted depreciation and amortization	7,679	7,886	8,129	8,033	31,727
Equity compensation expense	1,104	1,052	1,057	1,592	4,805
Non-cash (gain) loss on investments	(1,100)	14,030	(6,190)	(1,621)	5,119
(Gain) loss on sale of assets	(218)	(3)	(204)	(20)	(445)
Other debt covenant adjustments	143	(236)	41	18	(34)
Debt covenant adjusted EBITDA	$19,302	$26,865	$8,669	$11,344	$66,180

					March 31, 2022
					(in thousands, except ratio)
Term credit agreement					$163,071
Swedish credit agreement					1,533
ABL credit agreement					800
Letters of credit and guarantees					7,794
Total debt and commitments					173,198
Unrestricted cash					32,851
Net debt and commitments					$140,347

Net leverage ratio					2.1